Exhibit 4.1

PROMISSORY NOTE

$1,312,500.00	Maitland, Florida June 10, 2009

1. Principal / Borrowers Promise to Pay.

FOR VALUE RECEIVED, the undersigned, The Amacore Group, Inc., a Delaware corporation whose address is 485 N. Keller Rd. Suite 450, Maitland, FL. 32751 (hereinafter referred to as the "Borrower"), promises to pay to Howard Knaster, (hereinafter referred to as the "Lender") whose address is 555 SW 12th Avenue, Suite 107 & Suite 120, Pompano Beach, Florida 33076, the principal sum One Million Three Hundred Twelve Thousand Five Hundred Dollars ($1,312,500.00) with annual interest thereon calculated in accordance with the terms and provisions provided below. All sums owing under this Promissory Note are payable in lawful money of the United States of America.

2. Interest & Payments.

(a)
The principal balance in the amount of One Million Three Hundred Twelve Thousand Five Hundred Dollars (1,312,500), together with interest at a rate 3.25% per annum, shall be due and payable as follows:

(i)	Two Hundred Forty Thousand Six Hundred Twenty Five & NO/100 Dollars ($240,625.00) together with the accrued interest thereon on September 1, 2009;

(ii)	Two Hundred Forty Thousand Six Hundred Twenty Five & NO/100 Dollars ($240,625.00) together with the accrued interest thereon on December 1, 2009;

(iii)	Two Hundred Forty Thousand Six Hundred Twenty Five & NO/100 Dollars ($240,625.00) together with the accrued interest thereon on March 1, 2010;

(iv)	Two Hundred Forty Thousand Six Hundred Twenty Five & NO/100 Dollars ($240,625.00) together with the accrued interest thereon on June 1, 2010;

(v)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon on September 1, 2010;

(vi)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon on December 1, 2010;

(vii)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon on March 1, 2011;

(viii)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon on June 1, 2011;

(ix)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon on September 1, 2011;

(x)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon on December 1, 2011; &

(xi)	Fifty Thousand and NO/100 Dollars ($50,000.00) together with the accrued interest thereon together with all outstanding and accrued interest on March 1, 2012.

(b)
All amounts required to be paid under this Promissory Note shall be payable to the Lender at 555 SW 12th Avenue, Suite 107 & Suite 120, Pompano Beach, Florida 33076, or at another place as Lender, from time to time, may designate in writing.

(c)
The Parties agree that the first and second payments prescribed herein shall be designated as “Primary Note Payments”.  The Parties agree that third and fourth payments prescribed herein shall be designated as “Secondary Note Payments.”  The Parties agree that the first, second, third, and fourth payments prescribed herein shall be designated as “Note Payments”.  The Parties agree that all payments not designated as Note Payments shall be designated as “Non-Note Payments”.

(d)	Interest calculations shall be based on a 365-day year.

3. Maturity Date & Prepayment.

(a) The entire principal balance of this Promissory Note, together with all accrued and unpaid interest and fees, shall be due and payable on March, 1, 2012 (hereinafter referred to as the "Maturity Date").

(b) The Borrower hereof shall have the right and privilege to prepay this Promissory Note in whole or in part without penalty. Payments shall be applied first to the balance of principal and then the payment of interest.

4. Late Payment and Acceleration.

(a)
In the event a Note Payment due hereunder is received by Lender more than five (5) days, but less than fifteen (15) days after the same is due, a late charge in the amount of five percent (5%) of the late payment (“Preliminary Penalty”) shall be due and payable immediately with said late payment. In the event a Note Payment due hereunder is received more than fifteen (15), but less than thirty (30) days late, a late charge in the amount of ten percent (10%) of the late payment (“Secondary Penalty”) shall be due and payable immediately with said late payment.  The Preliminary Penalty and the Secondary Penalty shall not be cumulative.  In the event a Note Payment due hereunder is received more than thirty (30), but less than forty five (45) days late, the Lender shall be entitled to a default judgment for the amount of the pending payment, plus the Secondary Penalty and legal fees and court costs associated with the default judgment, shall be due and payable as part of the default judgment, which Borrower hereby acknowledges and to which Borrower submits.  In the event a Preliminary Note Payment is more than forty five (45) days late, the Lender may elect to void the Stock Purchase Agreement executed by and among Amacore Group, Inc., a Delaware corporation, US Health Benefits Group, Inc., US Healthcare Plans, Inc., and On the Phone, Inc. and Howard Knaster dated June 10, 2009 (“SPA 2009”) and any of the attached instruments and documents to the SPA 2009, the effect of which would be the unwind of the acquisition of the Borrower’s acquisition of US Health Benefits Group, Inc., US Healthcare Plans, Inc., and On the Phone, Inc.  In the event a Secondary Note Payment is more than sixty (60) days late, the Lender may elect to void the SPA 2009 only if the Borrower agrees to the voiding of the SPA 2009 or Borrower is in bankruptcy.  The lateness of Note Payments shall have no impact on the Employment Agreement executed between Howard Knaster and Amacore Group, Inc. on June 10, 2009 (“Knaster Employment Agreement”).

(b)
In the event a Non-Note Payment due hereunder is received by Lender more than five (5) days, but less than fifteen (15) days after the same is due, a late charge in the amount of two and one half percent (2.5%) of the late payment (“Preliminary Penalty”) shall be due and payable immediately with said late payment. In the event a Non-Note Payment due hereunder is received more than fifteen (15), but less than thirty (30) days late, a late charge in the amount of five percent (5%) of the late payment (“Secondary Penalty”) shall be due and payable immediately with said late payment.  The Preliminary Penalty and the Secondary Penalty shall not be cumulative.  In the event a Non-Note Payment due hereunder is received more than thirty (30), but less than forty five (45) days late, the Lender shall be entitled to a default judgment for the amount of the pending payment, plus the Secondary Penalty and legal fees and court costs associated with the default judgment, shall be due and payable as part of the default judgment, which Borrower hereby acknowledges and to which Borrower submits.  The lateness of Note Payments shall have no impact on the Knaster Employment Agreement.

(c)
If the Borrower shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, then upon the happening of any such event, the Lender, at its option, may declare the entire unpaid principal hereunder immediately due and payable with interest thereon as herein provided.

5. Notices.

All notices required under or in connection with this Promissory Note shall be delivered or sent by certified or registered mail, return receipt requested, postage prepaid, to the addresses set forth in Paragraph 1 hereof, or to another address that any party may designate from time to time by notice to the others in the manner set forth herein. All notices shall be considered to have been given or made either at the time of delivery thereof to an officer or employee or on the third business day following the time of mailing in the aforesaid manner.

6. Costs and Expenses.

Borrowers shall pay the cost of any revenue tax or other stamps now or hereafter required by law at any time to be affixed to this Promissory Note or any tax assessed upon this Promissory Note.

7. Number and Gender.

In this Promissory Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

8. Headings.

Headings at the beginning of each numbered paragraph of this Promissory Note are intended solely for convenience of reference and are not to be construed as being a part of the Promissory Note.

9. Governing Law/ Venue.

This Promissory Note shall be construed and enforced in accordance with the laws of the State of Florida, except to the extent that federal laws preempt the laws of the State of Florida. All actions arising from this Promissory Note shall be brought in the venue of Broward County, Florida.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note on the date set forth above.

The Amacore Group, Inc,

By:  /s/ Guy Norberg
Name:  Guy Norberg
Its:  President

**All Florida Documentary Stamp Taxes associated with this Promissory Note have been paid directly to the Florida Department of Revenue.**